Exhibit 10.1

AMENDMENT NO. 2

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT (this “Amendment”) is made as of January 31, 2021 (the “Amendment Effective Date”), by and between Joseph Gardner (the “Executive”) and Aerpio Pharmaceuticals, Inc., a Delaware corporation (the “Company”, and together with the Executive, each, a “Party”, and collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Parties entered into an Employment Agreement dated March 15, 2017 (the “March 2017 Agreement”), which replaced a prior executive employment agreement between the Parties, dated September 16, 2013 (the “Prior Employment Agreement”) except that the provisions of Section 6 of the Prior Employment Agreement (the “Restrictive Covenants”) were not replaced but, rather, were specifically preserved and reaffirmed as material terms of the March 2017 Agreement;

WHEREAS, the Parties entered into Amendment No. 1 to Employment Agreement dated October 8, 2017 (together with the March 2017 Agreement, the “Employment Agreement”); and

WHEREAS, the Executive and the Company desire to amend certain provisions of the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:

1. Section 4(b) of the Employment Agreement is deleted in its entirety and replaced with the following:

(b) Termination by the Company Without Cause or by the Executive for Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to twelve (12) months’ Base Salary (the “Severance Amount”); and

(ii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for twelve (12) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iii) upon the Date of Termination, all stock options and other stock-based awards held by the Executive in which the Executive would have vested if he had remained employed for an additional twelve (12) months following the Date of Termination shall vest and become exercisable or nonforfeitable as of the Date of Termination; and

(iv) The amounts payable under this Section 4(b) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

2. Each use of the phrase “twelve months” in the first paragraph of Section 5 of the Employment Agreement is deleted and replaced with “fifteen (15) months.”

3. Section 5(a) of the Employment Agreement is deleted in its entirety and replaced with the following:

(a) Change in Control. During the Term, if within fifteen (15) months after a Change in Control, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable and fully effective, all within 60 days after the Date of Termination:

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to 1.5 times the sum of (A) the Executive’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Annual Incentive Compensation; and

(ii) except as otherwise expressly provided in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by the Executive subject to time-based vesting shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination; and

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for eighteen (18) months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv) The amounts payable under this Section 5(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

4. Except to the extent expressly modified or amended by this Amendment, all terms and provisions of the Employment Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms. For purposes of clarity, this Amendment is not intended to, and does not, supersede or negate or otherwise affect the Company’s rights under the any pre-existing proprietary inventions assignment agreement or non-competition agreement that Executive had entered into prior to the Amendment Effective Date including the Restrictive Covenants which Executive hereby reaffirms as material terms of this Amendment. Neither Party has made any representation to the other regarding any of the subject matters hereof except as expressly set forth in this Amendment.

5. Any required notices, meetings or consents that are necessary to make an amendment to the Employment Agreement are hereby waived or satisfied.

6. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

* * * * *

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above.

COMPANY:

AERPIO PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Steve Prelack

Name:	Steve Prelack
Title:	Director

EXECUTIVE:

By:	/s/ Joseph Gardner

Name:	Joseph Gardner

Signature Page to Amendment No. 2 to Employment Agreement